Exhibit 99.1

Bullfrog Gold Corp. Signs Definitive Agreements with Barrick and Augusta

Grand Junction, Colorado, October 13, 2020 – Bullfrog Gold Corp. (BFGC:OTCQB; BFG:CSE; 11B:FSE) (“Bullfrog”, “BFGC” or the “Company”) announces it has entered into definitive agreements (“Definitive Agreements”) with certain Barrick Gold Corporation subsidiaries (“Barrick”) and Augusta Investments Inc. (“Augusta”) in connection with the previously announced transaction pursuant to which Bullfrog will acquire rights to 1,500 additional acres adjoining the Company’s Bullfrog Gold Project from Barrick, and Augusta and certain individuals identified by Augusta will concurrently complete a C$22 million investment in Bullfrog (the “Transaction”).

Bullfrog’s CEO & President, David Beling commented, “We are delighted to announce the signing of the Definitive Agreements and are encouraged by the positive market reaction to the announcement of the binding term sheet in respect of the Transaction. Bullfrog will be well-funded to expedite the exploration and development of the Bullfrog project, and we are excited to welcome our new cornerstone shareholders, Barrick and Augusta.”

Upon completion of the Transaction, Barrick and Augusta will become significant shareholders in Bullfrog. Additionally, the Board of Directors and Management of the Company will be reconstituted upon closing such that Maryse Bélanger will be appointed President, CEO and Director of the Company along with the appointment of Donald Taylor, Daniel Earle, and a Barrick nominee to the Company’s Board of Directors. David Beling will remain on the Board.

The Definitive Agreements formalize the terms in the binding term sheet dated September 7, 2020 and detailed in the Company’s press release dated September 8, 2020. The Mineral Lease and Option to Purchase Agreement between a subsidiary of BFGC and Barrick dated March 23, 2015, as amended, has been terminated and the Barrick back-in right has been eliminated. A 2% NSR royalty granted to Barrick also decreases to a minimum 0.5% NSR royalty on certain Barrick lands already subject to royalties.

Closing of the Transaction is expected to follow during the fourth quarter of 2020, subject to customary conditions, including certain government approvals and the approval of the Canadian Securities Exchange.

About Bullfrog Gold Corp.

Bullfrog Gold Corp. is a Delaware corporation that currently controls the commanding land and resource positions in the Bullfrog Mine area where Barrick produced 2.3 million ounces of gold by mining and conventional milling beginning in 1989 and ending in 1999 when ore reserves were depleted. Measured and indicated 43-101 compliant resources were estimated in mid-2017 by Tetra Tech Inc. at 525,000 ounces of gold, averaging 1.02 gold g/t in base case plans of the MS and Bullfrog pits. Most of these resources are in the north extension to the Bullfrog pit. Inferred resources were estimated at 110,000 ounces of gold averaging 1.2 g/t, of which most were in the Mystery Hill area adjacent to the Bullfrog pit and where 17 additional holes were recently drilled.

It is noted that the 3-year trailing average gold price is more than $200 higher than the $1,200 average price used in 2017. The resource estimates were also based on a heap leach gold recovery of 72% at a minus 3/8-inch feed size compared to the average 85% leach test recoveries recently achieved on four bulk samples sized at minus 1/16-inch. Much additional technical and corporate information may be sourced at www.bullfroggold.com.

About the Augusta Group

The Augusta Group is a mining sector focused management group based in Canada and the United States led by Richard Warke. Augusta has an industry leading track record of value creation totaling over C$ 4.5 billion in exit transactions since 2011 and has strategic partnerships with the leading entrepreneurs in the mining sector. Additional information on the Augusta Group can be found at www.augustacorp.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein with respect to the objectives, plans and strategies of the Company and those preceded by or that include the words “believes,” “expects,” “given,” “targets,” “intends,” “anticipates,” “plans,” “projects,” “forecasts” or similar expressions, are forward-looking statements that involve various risks and uncertainties. Forward-looking information in this press release includes but is not limited to statements regarding the Transaction and changes to the management and board of the Company.

Such forward-looking information and statements are based on numerous assumptions, including among others, the Company’s ability to successfully maintain its listings, the stability of industry and market costs and trends and the Company’s ability to obtain all regulatory approvals required for its planned objectives. Furthermore, by their very nature, forward-looking information involves a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, events, results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. Such risks, uncertainties and other factors include, without limitation, those related to: (a) closing of the Transaction (b) adverse regulatory or legislative changes (c) market conditions, volatility and global economic conditions (d) industry-wide risks (e) the Company’s inability to maintain or improve its competitive position and (f) the ability to obtain financing needed to fund the continued development of the Company’s business.

Qualified Person

David Beling, P.E. has 56 years of project and corporate experience in the mining industry and is a qualified person as defined by Canadian National Instrument 43-101 – Standards of Disclosure or Mineral Projects. Mr. Beling has prepared, supervised the preparation of, or approved the technical information that forms the basis of the Company’s disclosures, but is not independent of Bullfrog Gold Corp, as he is the CEO & President and holds common shares and incentive stock options of the Company.

For further information, please contact David Beling, CEO & President, at (970) 628-1670.